                                                              Exhibit 23.(d)11.

                        TRANSFER AND ASSIGNMENT AGREEMENT

     Fidelity Management Trust Company ("Transferor") serves as subadviser of Lincoln National Equity-Income Fund, Inc. (the "Fund"), an open-end company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), pursuant to a Subadvisory Agreement dated as of December 20, 1993, as amended (the "Contract"), between the Transferor and Delaware Lincoln Investment Advisers. Transferor desires to transfer and assign to Fidelity Management & Research Company ("Transferee"), and Transferee desires to accept and assume from Transferor, all of the Transferor's rights and obligations under the Contract. The Board of Directors of the Fund approved such transfer and assignment on February 12, 2001.

     In consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

     1. Effective as of May 1, 2001 (the "Effective Date"), Transferor hereby transfers, assigns, and sets over to Transferee, its successors and assigns, all of Transferor's rights and obligations under the Contract, it being understood that such transfer, assignment, and set over will not result in the automatic termination of the Contract pursuant to Section 4 thereof as a result of an "assignment" within the meaning set forth in the 1940 Act.

     2. Transferee hereby accepts the transfer and assignment of all of Transferor's rights and obligations under the Contract as of the Effective Date, it being understood that such acceptance will not result in the automatic termination of the Contract pursuant to Section 4 thereof as a result of an "assignment" within the meaning set forth in the 1940 Act.

     3. Except as herein provided, this agreement shall not be construed to modify, terminate or merge any rights any party to the Contract have pursuant to the terms thereof.


Fidelity Management Trust Company      Fidelity Management & Research Company

By:  /s/ John P. O'Reilly              By:  /s/ Robert C. Pozen
     ---------------------                  -------------------
Name:  John P. O'Reilly                Name:  Robert C. Pozen
Title:   Senior Vice President                  Title:    President


Acknowledged by:                       Acknowledged by:

Delaware Lincoln Investment Advisers   Lincoln National Equity-Income Fund, Inc.

By:  /s/ Dennis A. Blume               By:  /s/ Kelly D. Clevenger
     -------------------                    ----------------------
Name:  Dennis A. Blume                 Name:  Kelly D. Clevenger
Title:    Vice President               Title:    President